CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement"), entered into on 1 November 2025 (the "Effective Date"), sets forth the arrangement between Polimeni & Associates, Inc. and Christopher Polimeni, with an address of 22720 Wilderness Way, Boca Raton, FL 33428 (hereinafter together referred to as the "Consultant"), and AgriForce Growing Systems, Ltd., a British Columbia corporation, with its principal U.S. place of business at 215 S. Olive Street, West Palm Beach, FL 33401 (hereinafter referred to as "Company", and collectively with the Consultant, the "Parties", or individually, the "Party"), with respect to compensation to which the Consultant may become entitled under the terms and conditions set forth in this Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Consultant and, to that end, desires to enter into an agreement with the Consultant, upon the terms and conditions set forth in this Agreement.

WHEREAS, the Consultant desires to provide certain business advisory, sales, marketing, product design and development, branding, and business development services (hereinafter, the "Services") to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Parties agree as follows:

1. **Consulting Services**.

(a) Services. In consultation with the Chief Executive Officer (the "CEO") and Chairman ("Chairman") of the Board of Directors of the Company (the "Board"), the Consultant shall undertake to provide the Services to the Company. The Consultant shall not engage in any specific Services on the Company's behalf without prior written request of the Company. The Company desires to engage the Consultant in connection with the Services. Concurrently with the Effective Date, the Consultant agrees to serve as Chief Financial Officer of the Company. The Consultant shall have authority to execute contracts or make any commitments on behalf of the Company consistent with commercially reasonable standards for the role for which retained and as approved by the CEO and Chairman. The Consultant shall preserve the confidentiality of confidential information designated as confidential by Company or that may be assumed to be confidential. The Consultant accepts the engagement provided in this Agreement.

(b) Time Commitment. During the Term (as defined below), the Consultant agrees to devote such time as is necessary to provide Services to the Company, however, the Consultant shall not be required to devote his full time and attention to the Services.

(c) Point of Contact. In performing the Services, the Consultant shall report to the CEO and in the case of the CEO, to the Chairman.

(d) Reports. The Consultant agrees that the Consultant shall keep the Company advised as to the Consultant's progress in performing the Services under this Agreement, and that the Consultant will, as requested by the Company, prepare written reports with respect his activities.

(e) No Conflicting Obligations. The Consultant certifies that the Consultant has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement or that would preclude the Consultant from complying with the provisions of this Agreement. The Consultant further certifies that the Consultant will not enter into any such conflicting agreement during the Term of this Agreement. The Consultant agrees not to use any proprietary or confidential information belonging to any other person or entity in performing the Services or disclose any proprietary or confidential information belonging to any other person or entity to the Company or its clients.

(f) Standard of Service. The Consultant will provide the Services in a timely, accurate, professional, and competent manner in accordance with the terms of this Agreement and in compliance with all applicable laws and regulations. The Consultant shall perform the Services at such times and locations as are reasonably convenient to the Consultant and the Company. The Consultant shall observe all applicable policies and directives promulgated from time to time by the Company for independent contractors. The Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by the Consultant, but the Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement.

2. **Compensation.** In consideration for providing the Services hereunder, the Company shall pay to the Consultant a cash fee of $25,000 per month (the "Monthly Fees") payable monthly in advance. The Consultant shall provide the Company with a written invoice for each Monthly Fee and the Company shall pay the Monthly Fee to the Consultant within five (5) business days of presentation of such monthly invoice and in any event prior to the commencement of the applicable month of service. The Consultant shall be eligible to receive additional compensation under the Company's Equity Incentive Plan, at the sole

discretion of the Company. The Company shall reimburse the Consultant for all reasonable out-of-pocket business expenses including without limitation acceptable travel and lodging, printing, legal, and mailing cost that Consultant may incur in performance of the Services under this Agreement. Payment of such expenses shall be made against receipt of an expense statement, with customary receipts and vouchers, in accordance with the Company's current policies. The Parties acknowledge that additional compensation may be paid to the Consultant at the Board's sole discretion. For the avoidance of doubt, any medical related costs or expenses that are to be reimbursed, to the extent reimbursement is permitted by applicable law, will be provided for and presented separately.

3. **Relationship**. This Agreement is intended to create an independent contractor relationship between the Consultant and the Company. Neither party to this Agreement has any authority to bind or commit the other without that Party's prior written consent nor will either party's acts or omissions be deemed the acts of the other. The Company shall carry no workers' compensation insurance or any health or accident insurance to cover the Consultant. The Company will not withhold any taxes from any compensation paid to the Consultant according to this Agreement. It is acknowledged and agreed by the Parties that the Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of the Consultant to make, in connection with compensation paid to the Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained. The Company will prepare and file IRS Form 1099 with regard to payments made to the Consultant under this Agreement. The Consultant will be solely responsible for any federal, state and local income taxes.

4. **Confidentiality.**

(a) Definition. For purposes of this Agreement, the term "Confidential Information" means any data, information, or material related to the Company, customers, licensees, or its affiliates, whether provided or retained in writing, verbally, by electronic or other data transmission, or in any other form or media whatsoever or obtained through on-site visits at the Company's or its affiliates' facilities and whether furnished or made available before or after the date of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Confidential Information does not include any of the following: (i) information that is or subsequently comes within the public domain without any violation of this Agreement and through no fault of the Parties; and (ii) information that is independently developed by a third party and is disclosed on a non-confidential basis

by such third party, provided that such third party is not subject to any duty of confidentiality with respect to the information. To the extent that the Consultant is required by law or an order of a court of competent jurisdiction or applicable governmental, quasi-governmental or regulatory body to disclose Confidential Information, the Consultant shall promptly notify the Company of its disclosure obligation (unless prohibited by such law or order) and shall provide the Company a reasonable opportunity to (and, upon the Company's request, reasonably assist in) challenge the obligation to disclose the Confidential Information, seek protection against the disclosure, and have the disclosure made under a protective order; provided, however, that any such disclosure by the Consultant will be limited to that required by the applicable law or order; and provided further, that any such Confidential Information so disclosed shall remain, for all purposes under this Agreement, Confidential Information.

(b) Prohibition Against Unauthorized Disclosure and Use. At any time during the Term or at any time thereafter, the Consultant agrees that it will not, directly or indirectly, make any unauthorized disclosure or use of the Confidential Information of the Company, its customers, licensees, or its affiliates. The phrase "unauthorized disclosure or use" includes, but is not limited to, any disclosure or use outside the ordinary course of the Consultant's performance of Services for the Company, such as use for the Consultant's benefit or for the benefit of third parties without the express written permission of the Company. In addition, the Consultant shall take all precautions with the Company's Confidential Information that it takes with its own confidential information, which, at a minimum, shall be taking all steps reasonably necessary to insure the maintenance of confidentiality. The Consultant acknowledges that it will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if it (a) makes such disclosure in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or restricts the Consultant from, without notice to the Company, (i) initiating communications directly with or providing information

to, responding to an inquiry from, or providing testimony before any federal or state regulatory authority, or (ii) otherwise engaging in activity protected by applicable whistleblower laws.

(c) Return of Confidential or Proprietary Information. Upon the earlier of the Company's request or the expiration or termination of this Agreement, the Consultant shall immediately turn over to the Company, and not keep or deliver to any other person (or destroy if it cannot be returned), all Confidential Information of the Company or its customers, licensees, or affiliates that the Consultant obtained through the course of providing Services to the Company. All Company property, including items developed or generated by the Consultant in connection with the Services, belongs exclusively to the Company.

5. **Intellectual Property**. To the fullest extent permissible under applicable law, all material, documentation, deliverables, inventions (whether or not patentable), works of authorship, mask works, designations, ideas, know-how, and expressions of information including but not limited to, software programs and software documentation, designs, technical data, formulae, and processes, whether in final production or draft, which result from any work performed by the Consultant, providing the Services under this Agreement, or any extension or renewal thereof, shall be deemed to belong to the Company, and all rights, title, and interest, including any copyright, patent rights, and all other intellectual property rights, shall belong exclusively to the Company (the "Work Product"). Without limiting the foregoing, the Company shall have all right, title, and interest in the Work Product, including the exclusive right to obtain and hold in its own name copyrights, registrations, and other appropriate statutory protections and the Consultant shall not have or receive any rights of any kind therein. The Consultant will promptly disclose and provide all Work Product to the Company and hereby assigns such Work Product to the Company. The Consultant will not disclose any Work Product to anyone other than persons authorized by the Company, without the Company's express prior written instruction to do so. The Consultant hereby expressly disclaims all interest in all Work Product. The Consultant hereby irrevocably assigns to the Company all of the Consultant's right, title, and interest to the Work Product. The Consultant agrees to cooperate with the Company (at the Company's expense) to obtain any further assignments, copyrights, patents, and such other statutory protections as may be available under law. To the extent any copyrights are assigned under this Agreement, the Consultant hereby irrevocably waives to the extent permitted by applicable law, any and all claims the Consultant may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" with respect to all Work Product and all intellectual property rights therein. If any part of the Services or Work Product or information provided hereunder is based on, incorporates, or is

an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to the Consultant and not assigned hereunder, the Consultant hereby grants the Company and its successors a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company's exercise or exploitation of the Services, Work Product, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6. **Non-Competition; Non-Solicitation; Non-Disparagement**.

Commencing on the date hereof and ending on the last day of the Restricted Period (as defined below), the Consultant covenants and agrees that he will not, without the Company's prior written consent, directly or indirectly, either on behalf of himself or on behalf of any business venture, as an employee, consultant, partner, principal, stock holder, officer, director, trustee, agent, or otherwise (other than on behalf of the Company or its Affiliates):

(A) be employed by, engage or participate in the ownership, management, operation or control of, or act in any advisory, expert, consulting or other capacity for, any entity or individual that competes directly with the Company or its Affiliates in the United States.

(B) solicit or divert any business or any customer from the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so;

(C) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so; or

(D) hire, solicit or divert from the Company or its Affiliates any of their respective employees, or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or during the Restricted Period, been engaged by the Company or its Affiliates, nor assist any person, firm, corporation or other entity in doing so.

Unless authorized by law, the Consultant will not at any time, either during or after their engagement with the Company, disparage the reputation of the Company, its products, services, customers, and/or its or their respective affiliates or any of its or their respective officers, directors, employees or agents. Nothing in this Section 6 shall have application to any evidence or testimony required by any court, arbitrator or government agency.

As used in this Agreement, the term "Affiliates" shall mean any entity controlling, controlled by or under the common control of the Company. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of thirty (30%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

As used in this Agreement, "Restricted Period" means the period commencing on the date hereof and ending one (1) year from the date that the Consultant ceases to be a consultant of the Company or its successors.

7. **Term; Termination; Effect of Termination.**

(a) The term of this Agreement shall be for a period of 12 months (the "Term"); *provided, however*, that the Company may terminate this Agreement at any time for Cause (as defined below). The Parties may mutually agree to terminate this Agreement. The Parties may mutually agree to extend the Term of this Agreement, and if the Parties so agree, then such extension shall be documented in a separate written agreement between the Parties. Upon the termination of this Agreement: (i) the Consultant will deliver copies of all complete or incomplete projects to the Company and will use reasonable efforts to transition any requested Services to the Company or a third party; and (ii) all rights and obligations under this Agreement shall automatically and immediately cease and terminate, except: (A) any rights or obligations that accrued under this Agreement prior to the effective date of such termination; and (B) any rights or obligations that survive the termination of this Agreement by their own terms or that are necessary for a reasonable interpretation of this Agreement post-termination. If the Consultant's service is terminated for Cause before expiration of the Term, the Company shall have no further obligation to make any payments to the Consultant hereunder except for undisputed payments that had accrued and earned under the terms of Section 2 but had not been paid prior to the date of termination. To the extent the Company has made any advance payments covering periods following the date of termination, the Consultant shall promptly refund such unearned amounts to the Company, or the Company may offset such amounts against any sums otherwise due to the Consultant.

For the avoidance of doubt, if the Consultant's service is terminated other than for Cause, unless otherwise mutually agreed, the Consultant shall remain entitled to payment of the Monthly Fees for the remainder of the Term.

(b) For purposes of this Agreement, "Cause" shall mean:

i. the Consultant's failure to materially perform the Consultant's duties (other than any such failure resulting from incapacity due to physical or mental illness);
ii. the Consultant's failure to materially comply with any valid and legal directive of the Board or the Chairman or CEO;
iii. the Consultant engaged in gross misconduct, or gross incompetence which is detrimental to the Company;
iv. the Consultant failed to comply in any material respect with the Agreement, the Company's share dealing code, or any other reasonable policies of the Company;
v. the Consultant's engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
vi. the Consultant's embezzlement, misappropriation, or fraud, whether or not related to the Consultant's employment with the Company;
vii. the Consultant's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Consultant's ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates;
viii. the Consultant's material violation of the Company's written policies or codes of conduct related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
ix. the Consultant's material breach of any material obligation under this Agreement, or the Company's written policies or codes of conduct, or any other written agreement between the Consultant and the Company.

8. **Return of Materials**. Upon expiration or termination of this Agreement, for whatever reason, the Consultant shall return to the Company all of the Company's records of any sort and in any form, including, without limitation: all literature, supplies, letters, written or printed forms, phone lists, customer information, product information, pricing information, information as to sources of services, Company financial information, and memoranda pertaining to the Company's or any of its affiliates' business or property. All such items shall be considered the property of Company at all times. The Consultant shall also, immediately upon termination or expiration of this Agreement, return to the Company all other Company property in the Consultant's possession.

9. **Indemnification and D&O Insurance.** The Consultant shall indemnify, defend, and hold harmless the Company, and its members, managers, officers, employees, agents, representatives, successors, and assigns (collectively, the "Indemnified Parties"), from and against any claims, losses, damages, penalties, liabilities, and expenses of every kind and nature whatsoever (including attorneys' fees and expenses and expenses in connection with investigating, preparing for, or defending any action or claim) suffered or incurred by an Indemnified Party arising out of or resulting from: (a) any breach of this Agreement by the Consultant, or their respective agents and representatives, or (b) the negligent, reckless, or intentional acts or omissions of either Party, or their respective agents and representatives. In the event the Company is successful in asserting its rights under this Agreement, such indemnified Party shall be entitled to receive from the other indemnifying Party all costs associated with the indemnified Party's enforcement of this Agreement, including, without limitation, reasonable attorneys' fees, costs, and expenses. During the Term, the Company shall purchase and maintain directors' and officers' liability insurance providing coverage to the Consultant.

10. **Intentionally omitted.**

11. **Notice.** All notices or other communications hereunder shall be deemed to have been duly given and effective upon delivery if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by electronic mail; provided, that the electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice (other than electronic mail), to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Company, to: 215 S. Olive Street, West Palm Beach, FL 33401

If to the Consultant, to him at the offices of the Company with a copy to him at his home address, set forth in the above, and by email to cpolimeni@agriforcegs.com.

12. **Law and Jurisdiction.** The laws of the State of New York apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of New York.

13. **Relief.** With respect to Sections 4, 5 and 6 of this Agreement, the Consultant acknowledges that a violation of this Agreement by the Consultant would result in irreparable harm to the Company and that damages would be an inadequate remedy. Therefore, the Consultant agrees that in such instance the Company is entitled, in addition to any other remedies, to seek injunctive relief to secure the specific performance of this

Agreement and to prevent a breach or contemplated breach of this Agreement. If the Consultant breaches or threatens to breach Sections 4, 5 or 6 of this Agreement, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

14. **Contractual Remedies Not Exclusive.** The Parties acknowledge and agree that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available either Party, either Party, either at law or in equity.

15. **Severability.** If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the Parties, and the rest of the provisions of this Agreement shall remain in effect.

16. **Waiver.** The failure of any Party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

17. **Successors and Assigns.** This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, lawful assigns, heirs, and personal representatives. The Consultant may not assign or delegate this Agreement without the prior written consent of the Company. Any purported assignment or delegation of this Agreement, in whole or in part, without the prior written consent of the Company shall be void and of no effect.

18. **Amendment.** This Agreement may only be amended or modified in a writing signed by both of the Parties and referring to this Agreement.

19. **Entire Agreement.** This Agreement constitutes the entire agreement and final understanding of the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the Parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

20. **Execution in Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming Party.

[*Signature Page Follows*]

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AgriForce Growing Systems, Ltd.:

By: /s/ David Welch
Name: David Welch
Title: Chairman of Board

ACCEPTED AND AGREED:

By: /s/ Christopher Polimeni
Name: Christopher Polimeni